MTM TECHNOLOGIES, INC. SIGNS AGREEMENT
TO ACQUIRE VECTOR ESP, INC.

o EXPANDS PRESENCE TO 12 NEW MAJOR METROPOLITAN MARKETS IN THE CENTRAL AND WESTERN UNITED STATES
o    EXPECTED TO PROVIDE SIGNIFICANT ACCESS INFRASTRUCTURE CAPABILITIES

Stamford, CT - December 2, 2004 - MTM Technologies, Inc. ("MTM Technologies") (NASDAQ: MTMC), a leading computer and communications technology management company providing IT networking and data center services, including storage, security, messaging, and voice over internet protocol (VOIP) solutions, today announced that it has entered into a definitive agreement to acquire the assets and business operations of Vector ESP, Inc. ("Vector"). MTM Technologies expects to close the transaction by mid December. Vector, headquartered in Houston, Texas, is a Citrix Platinum Solutions Advisor and Microsoft Gold Partner, providing advanced technology solutions in application delivery and deployment, network infrastructure, messaging and collaboration, remote office connectivity and workforce mobility.

Upon completion of the acquisition, Vector will expand MTM Technologies' presence from New York, Southern New England and Southern California to 12 additional major metropolitan markets in the Central and Western United States, including Houston, Dallas, Chicago, Cincinnati, St. Louis, San Francisco, Portland and Seattle. Tom Flink, Vector's President and COO and his senior management team are expected to join MTM Technologies and lead its Central Region operations. During the nine months ended September 30, 2004 Vector generated revenues of $40.2 million. Vector will add 157 employees of which 142 are consultants and technical staff. The combined MTM Technologies and Vector workforce will be 327.

"We are aggressively building out our national services footprint and Vector will add to MTM Technologies' presence in major metropolitan markets," said Francis J. Alfano, MTM Technologies' CEO. "The acquisition of Vector will provide us with nationally recognized technical capabilities in secure access solutions as an elite partner with Citrix and Microsoft. These expanded capabilities will enable us to supply our client's with IT infrastructure solutions in a number of new major markets, as well as provide managed solutions nationwide. We are very excited at the prospect of providing our clients access to the combined offering of Vector and MTM Technologies and believe that completing this acquisition will be a significant step in our build out of a leading national middle market IT solutions provider."

"Vector has long been committed to delivering technology solutions that solve business problems," said Tom Flink, President and COO of Vector. "Our customers require deep expertise across a broad spectrum of technologies. We are committed to meeting those needs by increasing our offerings and capabilities. MTM Technologies' focus on delivering integrated services and managed solutions is a perfect compliment to our access infrastructure practice and we believe that our combined offerings will position us as a premier provider of IT services."

The completion of the acquisition is subject to a number of customary closing conditions, including, among others, obtaining third party consents, the absence of the occurrence of any material adverse effect on either party, MTM Technologies obtaining financing sufficient to fund the transaction and the execution of certain employment agreements by senior management of Vector. Consideration to be paid by MTM Technologies for the transaction consists of

$16.8 million in cash, promissory notes in the principal amount of $0.7 million and shares of MTM Technologies common stock with a value of $2.0 million, such shares to be valued at the greater of the weighted average trading price of such common stock for the 20 business days ending immediately prior to the closing of the transaction and $2.15. In addition, Vector shareholders will retain the cash on hand at Vector at the time of close and there will be up to an additional $3 million in consideration payable in the event that Vector achieves certain profitability thresholds in 2005. MTM Technologies expects to finance the cash portion of the consideration through the issuance of additional equity and debt securities, although no binding agreement for such issuance has been entered into at this time.

ABOUT MTM TECHNOLOGIES, INC.

MTM Technologies, Inc. is a leading computer and communications technology management company providing IT networking and data center services, including storage, security, messaging and VOIP solutions. MTM Technologies' practices in Network Analysis, Network & Systems Management, Internet Services, IT Consulting, Data & Network Security, Network Infrastructure Engineering, Integrated Communications, Technology Acquisition and Deployment, Process Automation, and Enterprise LifeCycle Managed Services create a comprehensive computer and communication services suite. MTM Technologies' maintains sales, technology labs, help desk, network management operation centers, training and service facilities in Valley Cottage, New York, New York City, Connecticut, and California. MTM Technologies is an authorized reseller/partner and integrator for Microsoft, HP, Cisco Systems, Citrix, Lexmark, Intel Corp, IBM, Dell Computer, Nortel and Novell. For more information visit our web site at www.mtm.com.

ABOUT VECTOR ESP, INC.

Vector ESP is one of the leading technology solution providers in the country, providing Secure Connected Access(TM) to centralized Windows(R) and Web applications. With a focus on four practice areas -- Microsoft, Citrix, Captaris and Security -- Vector ESP simplifies application access, deployment and management. Through 12 offices across the country, including Houston, Dallas, Chicago, Cincinnati, St. Louis, San Francisco, Seattle and others, Vector offers a wide range of solutions enabling organizations to better align IT investments with strategic business goals. Vector focuses on Application Delivery & Deployment, Network Infrastructure, Workforce Mobility, Remote Office Connectivity, and Messaging & Collaboration. Vector operates multiple Learning Centers staffed by experienced technical specialists. Vector is headquartered in Houston, Texas.



"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses, the risk of obtaining financing, recruiting and retaining qualified personnel, and other risks described in the Company's Securities and Exchange Commission filings. The forward looking statements in this press release speak only as of the date hereof and the Company disclaims any obligation to provide updates, revisions or amendments to any forward looking statement to reflect changes in the Company's expectations or future events.


FOR MORE INFORMATION CONTACT:  John F. Kohler
                               MTM Technologies, Inc.
                               Phone: (203) 975-3750
                               Fax: (203) 975-3701
                               Email: Investorrelations@mtm.com